PRESS RELEASE

For:                                                                        THE MACERICH COMPANY

Press Contact:                                   Arthur Coppola, President and Chief Executive Officer

                                                                                                 or

                                                            Thomas E. O’Hern, Executive Vice President and

                                                                       Chief Financial Officer

                                                                       (310) 394-6000

      MACERICH ANNOUNCES QUARTERLY RESULTS
and INCREASES 2004 GUIDANCE

Santa Monica, CA (11/5/04) — The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and nine months ended September 30, 2004 which included funds from operations (“FFO”) per share – diluted increasing 12% to $.95 compared to $.85 for the quarter ended September 30, 2003 and increasing to $2.73 for the nine months ended September 30, 2004 compared to $2.54 for the comparable period in 2003. Total FFO – diluted increased by 14% to $73 million for the quarter compared to $64 million for the quarter ended September 30, 2003 and to $210 million for the nine months ended September 30, 2004 compared to $191 million for the comparable period in 2003. The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Net income available to common stockholders for the quarter ended September 30, 2004 was $17.3 million or $.29 per share-diluted compared to $39.7 million or $.69 per share-diluted for the quarter ended September 30, 2003. Net income in the quarter ended September 30, 2003 was positively impacted by net gain on sales of consolidated assets of $23 million or $.31 per share-diluted compared to a net loss on asset sales of $.1 million or $.00 per share for the quarter ended September 30, 2004. The gain on sale of assets was primarily due to the sale of Bristol Center in August 2003. For the nine months ended September 30, 2004 net income was $52 million or $.89 per share-diluted compared to $88 million or $1.64 per share-diluted for the nine months ended September 30, 2003. A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Recent highlights:

o	During the quarter, Macerich signed 404,000 square feet of specialty store leases at average initial rents of $34.39 per square foot. First year rents on mall and freestanding store leases signed during the quarter were 19% higher than average expiring rents.

o	Total same center tenant sales, for the quarter ended September 30, 2004, were up 5.5% compared to sales levels for the quarter ended September 30, 2003.

o	Portfolio occupancy at September 30, 2004 was 91.8% compared to 92.9% at September 30, 2003. On a same center basis occupancy was 92.0% at September 30, 2004 compared to 92.4% at September 30, 2003.

o	The Company announced an increased quarterly dividend of $.65 per share payable on December 9, 2004 to stockholders of record on November 15, 2004. This represents the 10th consecutive year that Macerich has increased its dividend.

Commenting on results and recent events, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “The quarter was highlighted by continued strong leasing activity including very positive releasing spreads. Occupancy continues to be strong.

We are very near final completion on the Queens Center renovation and expansion and expect to see a 12% return on cost. That project will help fuel strong FFO growth in 2005 and beyond. In addition, we continue to make significant progress on our other development and redevelopment projects which provide a very strong internal pipeline for growth.”

Redevelopment and Development Activity

At Queens Center, the multi-phased $275 million redevelopment and expansion nears completion. The grand opening is set for the weekend of November 19th. The project increases the size of the center from 620,000 square feet to approximately one million square feet. As part of the redevelopment, Macy’s has added a fifth level to their store increasing their size to approximately 365,000 square feet and JC Penney has expanded their presence from 137,000 to 202,000 square feet by building a new store. During the course of the last 12 months, 92 new or expanded stores have opened at Queens Center. New tenants recently opened include Banana Republic, Godiva, Guess, Coach, Aldo Shoes, Club Monaco, Benetton, American Eagle Outfitters, and Bostonian. Tenants who have recently expanded their presence at Queens Center include, The Gap, H & M, Victoria’s Secret and Forever 21. Tenants which are expected to open shortly after the Grand Opening include Urban Outfitters, Applebee’s Neighbor Bar & Grill, GNC and Queens Diner.

Leasing activity has been robust as the overall property is 98% leased. By December 31, 2004, 91% of all spaces are expected to be open and operating with the remaining 7% of leased spaces expected to open during the first and second quarter of 2005.

At Fresno Fashion Fair, the Company is pursuing entitlements for the addition of a 92,780 square foot lifestyle retail center. Subject to the timing of entitlements, the planned opening of this expansion is late 2005.

At Washington Square in suburban Portland the Company is proceeding with an expansion project which consists of the addition of 80,000 square feet of shop space. The expansion is scheduled to start in January 2005 with substantial completion earmarked for the fourth quarter of 2005.

During the quarter, the Company unveiled its plans for San Tan Village.  The 500 acre master planned Gilbert project will unfold during several phases of development which will be driven by market and retailers’ needs. Upon full completion, San Tan Village will represent 3,000,000 square feet of retail space. Phase I, featuring a 29 acre full service power center, will open a Wal-Mart in 2005 followed by a Sam’s Club later in the year.  Phase II represents an additional 308,000 square feet of gross leaseable area.  Leases have been signed with OfficeMax, Jo-Ann Superstore, Bed Bath & Beyond, Marshall’s and DSW Designer Shoes representing 157,000 square feet.  Phase II is projected to open September 2005. The regional shopping center component of San Tan Village sits on 120 acres representing 1.3 million square feet. The center’s multi-faceted design will incorporate the very best elements from other retail formats including the successful traditional enclosed mall anchored by Dillard’s and May Co.‘s Robinsons-May, an open-air lifestyle center and an 18-screen Harkins Theatre entertainment district.  Infrastructure improvements are underway. The entertainment district could open as early as 2006 followed by a projected Fall 2007 opening for the majority of the balance of the center.

Acquisitions

In July, the Company acquired La Cumbre Plaza in Santa Barbara, California and the Mall of Victor Valley in Victorville, California. La Cumbre Plaza is a 494,000 square foot Mediterranean themed, open-air regional mall anchored by Sears and Robinson-May. The specialty tenant annual sales per square foot are $369. The Mall of Victor Valley is a 507,000 square foot regional mall anchored by JC Penney, Harris, Sears and Mervyn’s. The mall is located in the Inland Empire, one of California’s fastest growing regions. Specialty tenant annual sales per square foot are $370. The combined total purchase price for both properties was $151.3 million. Projected first year net operating income from the two properties combined is $10.9 million.

Fiesta Mall is under contract for acquisition, with the closing expected in November. The acquisition of Fiesta will further solidify Macerich’s dominance in the Phoenix market. Fiesta is a 1,000,000 super regional mall. It is anchored by Dillard’s, Macy, Sears, Robinson May. The malls shops have annual sales of $362. The purchase price is $135 million. Concurrent with, or shortly after the planned November closing, the Company expects to place a 10 year $84 million fixed rate loan at 4.87%.

Financing Activity

The Company’s line of credit was amended and upsized to $ 1 billion from $425 million. The term was extended two years to 2007 and the borrowing spread was reduced by 100 basis points to LIBOR plus 1.50% based on the Company’s current leverage level. The 23 participating banks closed the transaction on July 30. Concurrently with the line of credit closing, a $196 million term loan bearing interest at LIBOR plus 2.75% was paid off.

Earnings Guidance

The Company is raising its year 2004 FFO per share guidance range and revising its EPS guidance as follows:

Earnings Guidance

The Company is raising its year 2004 FFO per share guidance range and revising its EPS guidance as follows:

Range per share:
Fully Diluted EPS Plus: Real Estate Depreciation and Amortization Less: impact of preferred shares (not dilutive to EPS) Less: Gain on Sale of depreciated Assets Fully Diluted FFO per share	$1.71.........$1.78 $2.26.........$2.26 ($ .08).......($ .08) ($ .01).......($ .01) $3.88.........$3.95

In addition management is also providing guidance for 2005. Management currently estimates that FFO per share for 2005 will be in the range of $4.20 to $4.30 and EPS is estimated to be in the range of $2.05 to $2.15.

Guidance for 2005 and reconciliation of EPS to FFO per share and to EBITDA per share:

Range per share:
Fully Diluted EPS
Plus: Real Estate Depreciation and Amortization
Less: impact of preferred shares (not dilutive to EPS)
Less: Gain on Sale of Assets
Fully Diluted FFO per share

Plus: Interest Expense per share
Plus: Non real estate depreciation, income taxes
         and ground rent expense per share
 EBITDA per share
Less: management company expenses, REIT
          General and administrative expenses and
           EBITDA of non-comparable centers
Same center EBITDA per share	$2.05........$2.15 $2.25....... $2.25 ($ .10)......($ .10) $ .00.........$ .00 $4.20........$4.30 $3.15........$3.25 $ .16.........$ .16 $7.51........$7.71 ($1.00)......($1.10) $6.51.........$6.61

This range is based on many assumptions, including the following:

Management expects 2005 same center EBITDA to grow at a 2.5% to 3.0% rate compared to 2004 results. EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share.

Management has assumed short-term LIBOR interest rates will increase to 3.0% by year-end 2005.

The guidance is based on management’s current view of the current market conditions in the regional mall business. Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed or are under contract as of November 5, 2004. The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO. FFO does not include gains or losses on sales of depreciated operating assets

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 81% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 61 million square feet of gross leaseable area consisting primarily of interests in 62 regional malls. Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.fulldisclosure.com. The call begins today, November 5, 2004 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
Results of Operations:	For the Three Months Ended September 30		For the Three Months Ended September 30		For the Three Months Ended September 30
	Unaudited				Unaudited
	2004	2003	2004	2003	2004	2003
Minimum Rents (e)	84,028	71,720	(44)	(435)	83,984	71,285
Percentage Rents	3,338	2,071	--	--	3,338	2,071
Tenant Recoveries	37,194	39,574	(2)	(34)	37,192	39,540
Other Income	3,858	4,356	(9)	(33)	3,849	4,323

Total Revenues	128,418	117,721	(55)	(502)	128,363	117,219

Shopping center and operating expenses (c)	39,395	42,940	(4)	(208)	39,391	42,732
Depreciation and amortization	35,644	25,364	(3)	(87)	35,641	25,277
General, administrative and other expenses (c)	2,788	1,687	--	--	2,788	1,687
Interest expense	37,507	31,858	--	--	37,507	31,858
Loss on early extinguishment of debt	1,237	126	--	--	1,237	126
Gain (loss) on sale or writedown of assets	(101)	23,015	21	(22,289)	(80)	726
Pro rata income (loss) of unconsolidated entities (c)	12,090	13,252	--	--	12,090	13,252
Income (loss) of the Operating Partnership from
continuing operations	23,836	52,013	(27)	(22,496)	23,809	29,517

Discontinued Operations:
Gain (loss) on sale of asset	--	--	(21)	22,289	(21)	22,289
Income from discontinued operations	--	--	48	207	48	207
Income before minority interests	23,836	52,013	--	--	23,836	52,013
Income allocated to minority interests	4,180	10,214	--	--	4,180	10,214
Net income before preferred dividends	19,656	41,799	--	--	19,656	41,799
Dividends earned by preferred stockholders (a)	2,358	2,067	--	--	2,358	2,067
Net income to common stockholders	17,298	39,732	--	--	17,298	39,732

Average # of shares outstanding - basic	58,673	53,396			58,673	53,396

Average shares outstanding,-basic, assuming
full conversion of OP Units (d)	72,851	67,042			72,851	67,042

Average shares outstanding - diluted for FFO (d)	76,837	75,307			76,837	75,307

Per share income- diluted before discontinued operations	--	--			0.29	0.39

Net income per share-basic	0.29	0.74			0.29	0.74

Net income per share- diluted	0.29	0.69			0.29	0.69

Dividend declared per share	0.61	0.57			0.61	0.57

Funds from operations "FFO" (b) (d)- basic	70,529	61,696			70,529	61,696

Funds from operations "FFO" (a) (b) (d) - diluted	72,887	63,763			72,887	63,763

FFO per share- basic (b) (d)	0.97	0.92			0.97	0.92

FFO per share- diluted (a) (b) (d)	0.95	0.85			0.95	0.85

percentage change from prior year - same period:	12.03%

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
Results of Operations:	For the Nine Months Ended September 30		For the Nine Months Ended September 30		For the Nine Months Ended September 30
	Unaudited				Unaudited
	2004	2003	2004	2003	2004	2003
Minimum Rents (e)	240,101	217,788	(212)	(2,551)	239,889	215,237
Percentage Rents	8,165	5,041	--	--	8,165	5,041
Tenant Recoveries	120,035	115,329	(4)	(336)	120,031	114,993
Other Income	12,767	12,233	(168)	(58)	12,599	12,175

Total Revenues (e)	381,068	350,391	(384)	(2,945)	380,684	347,446

Shopping center and operating expenses ( c)	129,774	125,150	(16)	(856)	129,758	124,294
Depreciation and amortization	105,256	73,853	(48)	(460)	105,208	73,393
General, administrative and other expenses (c)	8,084	6,742	--	--	8,084	6,742
Interest expense	105,595	98,847	--	--	105,595	98,847
Loss on early extinguishment of debt	1,642	126	--	--	1,642	126
Gain (loss) on sale or writedown of assets	994	34,567	(295)	(22,119)	699	12,448
Pro rata income of unconsolidated entities (c)	40,250	42,859	--	--	40,250	42,859
Income (loss) of the Operating Partnership from
continuing operations	71,961	123,099	(615)	(23,748)	71,346	99,351

Discontinued Operations:
Gain on sale of asset	--	--	295	22,119	295	22,119
Income from discontinued operations	--	--	320	1,629	320	1,629
Income before minority interest	71,961	123,099	--	--	71,961	123,099
Income allocated to minority interests	12,650	22,913	--	--	12,650	22,913
Net income before preferred dividends	59,311	100,186	--	--	59,311	100,186
Dividends earned by preferred stockholders (a)	6,783	12,458	--	--	6,783	12,458
Net income to common stockholders	52,528	87,728	--	--	52,528	87,728

Average # of shares outstanding - basic	58,479	52,305			58,479	52,305

Average shares outstanding,-basic, assuming
full conversion of OP Units (d)	72,669	65,995			72,669	65,995

Average shares outstanding - diluted for FFO (d)	76,681	75,124			76,681	75,124

Per share income- diluted before discontinued operations	--	--			0.88	1.32

Net income per share-basic	0.90	1.68			0.90	1.68

Net income per share- diluted	0.89	1.64			0.89	1.64

Dividend declared per share	1.83	1.71			1.83	1.71

Funds from operations "FFO" (b) (d)- basic	202,835	178,351			202,835	178,351

Funds from operations "FFO" (a) (b) (d) - diluted	209,618	190,809			209,618	190,809

FFO per share- basic (b) (d)	2.79	2.70			2.79	2.70

FFO per share- diluted (a) (b) (d)	2.73	2.54			2.73	2.54

percentage change from prior year - same period:	7.63%

(a)	On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on June 16, 1998 another $150,000 of convertible preferred stock was issued. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are assumed converted for purposes of net income per share for 2003 and are not assumed converted for purposes of net income per share for 2004 as it would be antidilutive to those calculations. On September 9, 2003, 5.487 million shares of Series B convertible preferred stock were converted into common shares. The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)	The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and nine months ended September 30, 2004 by $537 and $2,955 respectively, or by $.01 per share and $.04 per share, respectively. Additionally, the impact of SFAS No. 141 increased FFO for the three and nine months ended September 30, 2004 by $4.2 million and $7.9 million, respectively, or by $.05 per share and approximately $.10 per share, respectively. The inclusion of gains on sales of peripheral land increased FFO for the 3 and 9 months ended September 30, 2003 by $663 and $1,252, respectively, or by approximately $.01 per share and $.02 per share, respectively. Additionally, the impact of SFAS 141 increased FFO for the three and nine months ended September 30, 2003 by $1.2 million and $3.5 million, respectively, or by $.015 per share and $.047 per share, respectively. The Company adopted SFAS No. 141 (see Note (e) below) effective October 1, 2002.

(c)	This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented and for Macerich Management Company through June 2003. Effective July 1, 2003, the Company has consolidated Macerich Management Company. Certain reclassifications have been made in the 2003 financial highlights to conform to the 2004 financial highlights presentation.

(d)	The Company has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company stock. Conversion of the OP units has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)	Effective October 1, 2002, the Company adopted SFAS No. 141, Business Combinations, which requires companies that have acquired assets subsequent to June 2001 to reflect the discounted net present value of market rents in excess of rents in place at the date of acquisition as a deferred credit to be amortized into income over the average remaining life of the acquired leases. The impact on diluted EPS for the three and nine months ended September 30, 2004 was approximately $.06 and $.11 per share respectively. The impact on diluted EPS for the three and nine months periods ending September 30, 2003 was approximately $.02 per share and $.05 per share, respectively. In accordance with the NAREIT definition of FFO, the impact of this accounting treatment is included in FFO.

(f)	In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. The Company sold its 67% interest in Paradise Village Gateway on January 2, 2003 (acquired in July 2002), and the loss on sale of $0.2 million has been reclassified to discontinued operations. Additionally, the Company sold Bristol Center on August 4, 2003, and the results for the period January 1, 2003 to September 30, 2003 and the results for the period July 1 to September 30, 2003 have been reclassified to discontinued operations. The sale of Bristol Center resulted in a gain on sale of asset of $22.3 million.

Summarized Balance Sheet Information	September 30 2004	Dec 31 2003
	(UNAUDITED)
Cash and cash equivalents	$ 52,706	$ 47,160
Investment in real estate, net (i)	$3,382,285	$3,186,725
Investments in unconsolidated entities (j)	$ 614,728	$ 577,908
Total Assets	$4,400,373	$4,145,593
Mortgage and notes payable	$2,993,430	$2,682,599
Pro rata share of debt on unconsolidated entities	$1,161,043	$1,046,042

Additional financial data as of:	September 30 2004	September 30 2003
Occupancy of centers (g):
consolidated assets	91.40%	91.60%
unconsolidated assets	92.10%	93.90%
total portfolio	91.80%	92.90%
Comparable quarter change in same center sales (g) (h):
consolidated assets	3.90%	0.	00%
unconsolidated assets	7.00%	3.	50%
total portfolio	5.50%	1.90%
Sales per square foot (h):
consolidated assets	$364		$345
unconsolidated assets	$392		$366
total portfolio	$378		$356

Additional financial data for the nine months ended:
Acquisitions of property and equipment - including joint ventures prorata	$197,313	$152,370
Redevelopment and expansions of centers- including joint ventures prorata	$118,545	$121,377
Renovations of centers- including joint ventures at prorata	$ 22,847	$ 12,016
Tenant allowances- including joint ventures at prorata	$ 11,437	$ 5,675
Deferred leasing costs- including joint ventures at prorata	$ 13,825	$ 14,074

(g) excludes redevelopment properties- Crossroads Mall- Boulder, Queens, Scottsdale 101, La Encantada, Santa Monica Place and Parklane Mall.

(h) includes mall and freestanding stores.

(i) includes construction in process on wholly owned assets of $160,872 at September 30, 2004 and $268,810 at December 31, 2003.

(j) the Company's prorata share of construction in process on unconsolidated entities of $26,468 at September 30, 2004 and $8,188 at December 31, 2003.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
PRORATA SHARE OF JOINT VENTURES	Unaudited		Unaudited
	(All amounts in thousands)		(All amounts in thousands)
(Unaudited)	2004	2003	2004	2003
Revenues:
Minimum rents	$ 45,794	$ 38,978	$ 128,786	$117,655
Percentage rents	1,725	1,250	4,454	3,538
Tenant recoveries	19,544	17,048	55,999	50,005
Management fee ( c )	--	--	--	5,250
Other	1,496	1,077	4,772	3,381

Total revenues	68,559	58,353	194,011	179,829

Expenses:
Shopping center expenses	23,046	19,425	67,257	57,625
Interest expense	17,906	14,395	47,936	42,311
Management company expense ( c )	--	--	--	3,014
Depreciation and amortization	15,854	11,240	40,988	34,180

Total operating expenses	56,806	45,060	156,181	137,130

Gain (loss) on sale or writedown of assets	498	(41)	2,581	160
Loss on early extinguishment of debt	(161)	--	(161)	--

Net income	12,090	13,252	40,250	42,859

RECONCILIATION OF NET INCOME TO FFO	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2004	2003	2004	2003
Net income - available to common stockholders	$ 17,298	$ 39,732	$ 52,528	$ 87,728
Adjustments to reconcile net income to FFO- basic
Minority interest	4,180	10,214	12,650	22,913
(Gain ) loss on sale of wholly owned assets	101	(23,015)	(994)	(34,567)
Add Gain (loss) on land sales- consolidated assets	5	705	339	859
( Gain) loss on sale or write-down of assets from
unconsolidated entities (pro rata)	(498)	41	(2,581)	(160)
Add Gain (loss) on land sales- unconsolidated assets	533	(41)	2,616	392
Depreciation and amortization on wholly owned centers	35,644	25,364	105,256	73,853
Depreciation and amortization on joint ventures and
from the management companies (pro rata)	15,854	11,240	40,988	34,180
Less: depreciation on personal property and
amortization of loan costs and interest rate caps	(2,588)	(2,544)	(7,967)	(6,847)

Total FFO - basic	70,529	61,696	202,835	178,351
Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,358	2,067	6,783	12,458
Effect of employee/director stock incentive plans	--	--	--	--

FFO - diluted	72,887	63,763	209,618	190,809

Weighted average shares outstanding - diluted (d)	76,837	75,307	76,681	75,124

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(All amounts in thousands)		(All amounts in thousands)
Reconciliation of EPS to FFO per diluted share:	(UNAUDITED)		(UNAUDITED)
	2004	2003	2004	2003
Earnings per share	$ 0.29	$ 0.69	$ 0.89	$ 1.64
Per share impact of depreciation and amortization real estate	$ 0.67	$ 0.46	$ 1.90	$ 1.35
Per share impact of gain on sale of depreciated assets	$ 0.00	($0.30)	($0.01)	($0.45)
Per share impact of preferred stock not dilutive to EPS	($0.01)	$0.00	($0.05)	$0.00
Fully Diluted FFO per share	$ 0.95	$ 0.85	$ 2.73	$ 2.54

THE MACERICH COMPANY RECONCILIATION OF NET INCOME TO EBITDA	For the Three Months Ended September 30		For the Nine Months Ended September 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2004	2003	2004	2003
Net income - available to common stockholders	17,298	39,732	52,528	87,728
Interest expense	37,507	31,858	105,595	98,847
Interest expense - unconsolidated entitites (pro rata)	17,906	14,395	47,936	42,311
Depreciation and amortization - wholly-owned centers	35,644	25,364	105,256	73,853
Depreciation and amortization - unconsolidated entitites (pro rata)	15,854	11,240	40,988	34,180
Minority interest	4,180	10,214	12,650	22,913
Loss on early extinguishment of debt	1,237	126	1,642	126
Loss on early extinguishment of debt - unconsolidated entities (pro rata)	161	--	161	--
Loss (gain) on sale of assets - wholly-owned centers	101	(23,015)	(994)	(34,567)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(498)	41	(2,581)	(160)
Preferred dividends	2,358	2,067	6,783	12,458

EBITDA (k)	$ 131,748	$ 112,022	$ 369,964	$337,689

THE MACERICH COMPANY RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME ("NOI")
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2004	2003	2004	2003
EBITDA (k)	$ 131,748	$ 112,022	$ 369,964	$ 337,689
Add: REIT general and administrative expenses	2,788	1,687	8,084	6,742
Management Company expenses	(317)	2,960	5,280	7,768
EBITDA of non-comparable centers	(25,383)	(9,135)	(53,992)	(29,944)

SAME CENTERS - Net operating income ("NOI") (l)	$ 108,836	$ 107,534	$ 329,336	$ 322,255

(k)     EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets, gain (loss) on early extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(l)     The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses.